Exhibit 99.(d)(3)

July 10, 2007

Jack Curran

VP, Mergers & Acquisitions

Textron

40 Westminster St.

Providence, Rl 02903

Jack,

United Industrial Corp. (the “Company”) has engaged J.P. Morgan Securities Inc. (“JPMorgan”) to advise the Company with respect to one or more possible transactions with you concerning your possible purchase of all or a portion of the stock, assets or business of the Company, or any related transactions as may be mutually agreed between you and the Company (each, a “Transaction”). In connection with your consideration of a Transaction with the Company, the Company is prepared to furnish you with certain confidential and proprietary information concerning the business, properties and assets of the Company and the Transaction. All such information (whether written or oral) and all analyses, compilations, forecasts, studies or other documents (“Notes”) prepared by you or your directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents (collectively, “Representatives”) in connection with your or their interest in the Transaction that contains or reflects such information is herein collectively referred to as the “Evaluation Material”.

To maintain the confidentiality of the Evaluation Material, you and your Representatives agree: (a) not to use any Evaluation Material except to determine whether you wish to propose to enter into a Transaction with the Company and the terms thereof; (b) not to disclose any Evaluation Material other than to your Representatives with a need to know the information contained therein; provided, that such Representatives shall have agreed to be bound by the terms of this Agreement; provided, further, that you agree to be responsible for any breach of this Agreement by any of your Representatives; and (c) not to disclose that the Evaluation Material has been made available, that you or your Representatives have inspected any Evaluation Material, or that you and the Company may be considering a Transaction or have had, are having or propose to have any discussions with respect thereto.

The Company (directly or through JPMorgan) may elect at any time to terminate further access by you to Evaluation Material. You agree that upon any such termination or if you decide not to proceed with the Transaction, you will promptly (and in any case within 14 days of the Company’s or JPMorgan’s request) return to JPMorgan or the Company all Evaluation Material except Notes, cause all Notes to be destroyed and confirm in writing to the Company that all such material has been returned or destroyed in compliance with this Agreement. No such termination will affect your obligations hereunder or those of your Representatives, all of which obligations shall continue in effect for the term of this Agreement.

This Agreement shall be inoperative as to particular portions of the Evaluation Material if such information (i) becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of this Agreement, (ii) was available to you on a non-confidential basis prior to its disclosure to you by the Company or its representatives or (iii) becomes available to you on a non-confidential basis from a source other than the Company or its representatives when such source is entitled, to the best of your knowledge, to make such disclosure.

If you or your Representatives are requested or required (by oral questions, interrogatories, requests for information, subpoena, civil investigative demand or similar process) to disclose any Evaluation Material, it is agreed that you will provide the Company with prompt written notice of such request(s) so that the Company may seek an appropriate protective order and/or waive your compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, you or your Representatives are, in the opinion of your or your Representatives’ counsel, as the case may be, compelled to disclose Evaluation Material under pain of liability for contempt or other censure or penalty, you may disclose only that portion of such information as is legally required without liability hereunder; provided, that you agree to exercise your commercially reasonable efforts to obtain assurance that confidential treatment will be accorded such information.

You acknowledge that, in your examination of the Evaluation Material, you will have access to material non-public information concerning the Company. You agree that, for a period of one year following the date hereof (the “Standstill Period”), you will not (and you will ensure that your subsidiaries and directors and officers in their capacity as such (and any person acting on behalf of or in concert with you or any of your subsidiaries or directors or officers in their capacity as such) will not), directly or indirectly, without the prior written consent of the Board of Directors of the Company, (i) acquire, agree to acquire, propose, seek or offer to acquire or facilitate the acquisition or ownership of any securities or assets of the Company or any of its subsidiaries, any warrant or option to purchase such securities or assets, any security convertible into any such securities, any other right to acquire such securities or any bank debt, claims or other obligations of the Company (other than those claims or obligations arising between you and the Company in the ordinary course of business), (ii) enter, agree to enter, propose, seek or offer to enter into or facilitate any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving the Company or any of its subsidiaries, (iii) make, or in any way participate or engage in, any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company, (iv) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with respect to any voting securities of the Company, (v) call, request the calling of or otherwise seek or assist in the calling of a special meeting of the shareholders of the Company, (vi) otherwise act, alone or in concert with others, to seek to control or influence the management or the policies of the Company, (vii) disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing or (viii) advise, assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other persons in connection with the foregoing. You further agree that during the Standstill Period you will not (and you will ensure that your subsidiaries and directors and officers in their capacity as such (and any person acting on behalf of or in concert with you or any of your subsidiaries or directors or officers in their capacity as such) will not), directly or indirectly, without the prior written consent of the Board of Directors of the Company, (x) make any request directly or indirectly, to amend or waive any provision of this paragraph (including this sentence), or (y) take any action that might require the Company to make a public announcement regarding the possibility of a business combination, merger or other type of transaction described in this paragraph.

For a period of one year following the date hereof, you agree not to initiate or maintain contact (except for those contacts made in the ordinary course of business) with any officer, director or employee of the Company regarding the business, operations or prospects of the Company, except with the express written consent of the Company. It is understood that JPMorgan will arrange for appropriate contacts for due diligence purposes. Unless otherwise agreed to by the Company, all (i) communications regarding any possible Transaction, (ii) requests for additional information, (iii) requests for facility tours or management meetings and (iv) discussions or questions regarding procedures in connection with any possible Transaction, will be submitted or directed exclusively to JPMorgan.

For a period of one year following the date hereof, those of your employees who have access to or knowledge of this Agreement or the Evaluation Material will not, directly or indirectly, solicit for employment or hire any officer, director or employee of the Company or any of its subsidiaries or divisions with whom you have had contact or who became known to you in connection with your consideration of the Transaction, except that you shall not be precluded from hiring any such employee who (i) responds to any public advertisement placed by you or (ii) has been terminated by the Company or its subsidiaries prior to commencement of employment discussions between you and such officer, director or employee.

You understand and agree that none of the Company, JPMorgan or their respective affiliates or representatives make any representations or warranties, express or implied, with respect to any of the Evaluation Material. You also agree that none of the Company, JPMorgan or their respective affiliates or representatives shall assume any responsibility or have any liability to you or your Representatives resulting from the selection or use of the Evaluation Material by you or your Representatives. You further agree that you are not entitled to rely on the accuracy or completeness of the Evaluation Material and that you will be entitled to rely solely on such representations and warranties as may be included in any Transaction Agreement (as defined below), subject to such limitations and restrictions as may be contained therein.

You agree that no contract or agreement providing for any Transaction shall be deemed to exist between you and the Company unless and until you and the Company execute and deliver a final definitive agreement relating thereto (a “Transaction Agreement”), and you hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with any Transaction unless and until you and the Company shall have executed and delivered a Transaction Agreement. You also agree that unless and until you and the Company shall have executed and delivered a Transaction Agreement, neither you nor the Company will be under any legal obligation of any kind whatsoever with respect to a Transaction by virtue of this Agreement except for the matters specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or your Representatives with regard to a Transaction, and to terminate discussions and negotiations with you at any time. You further understand that the Company shall be free to establish and change any process or procedure with respect to a Transaction as the Company in its sole discretion shall determine (including, without limitation, negotiating with any other interested party and entering into a final definitive agreement relating to a Transaction with any other party without prior notice to you or any other person).

It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement and that the Company shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach, and you further agree to waive any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity to the Company.

This Agreement shall terminate two years from the date hereof and be governed by New York law. Each party hereto consents to personal jurisdiction in New York and voluntarily submits to the jurisdiction of the state and federal courts located in New York, New York in any action or proceeding with respect to this Agreement and each party hereby waives unconditionally any objection to the laying of venue in such forum, including any claim of inconvenient forum, and neither party shall bring any claim regarding this Agreement in any other court.

Very truly yours,

UNITED INDUSTRIAL CORPORATION

By:	/s/ Jonathan Greenberg
Name: Jonathan Greenberg
Title: VP, General Counsel and Secretary

Accepted as of the
date first above written:

TEXTRON, INC.

By:	/s/ John R. Curran
Name: John R. Curran
Title: Vice President Mergers & Acquisitions